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                                                                    Exhibit 21.1

Florida Corporations
Mayor's Jewelers, Inc.
American Horological Corporation

Delaware Corporations
JBM Retail Company, Inc.
JBM Venture Co., Inc.
Club Duty Free, Inc.
Designer Timepieces, Inc.
Ultimate Fine Jewelry and Watches, Inc.
Ultimate Fine Jewelry International, Inc.
UPKE, Inc.
JBM International, Inc.
Jewelry Depot, Inc.
Mayor's Jewelers Intellectual Property Holding Company

Israeli Companies
Exclusive Diamonds International, Ltd.
Regal Diamonds International (T.A.) Ltd.

Puerto Rican Corporation
Jan Bell Marketing/Puerto Rico, Inc.,

Nevada Corporation
Mayor's Jewelers Receivables Holding Company

Georgia Corporations
Maier & Berkele, Inc.
Maier's Jewelers, Inc.